As filed with the Securities and Exchange Commission on March 7, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

THRESHOLD PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3409596
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 Harbor Way, Suite 300 South San Francisco, California 94080
(Address of Principal Executive Offices)

2004 Amended and Restated Equity Incentive Plan Amended and Restated 2004 Employee Stock Purchase Plan
(Full Title of the Plans)

Harold E. Selick, Ph.D. Chief Executive Officer 170 Harbor Way, Suite 300 South San Francisco, California 94080
(Name and Address of Agent For Service)

(650) 474-8200
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Stephen Thau, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
Telephone: (650) 813-5640

Facsimile: (650) 251-3745

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, par value $0.001 per share (pursuant to the 2004 Amended and Restated Equity Incentive Plan)	1,250,000	$5.00 (2)	$6,250,000	$852.50
Common Stock, par value $0.001 per share (pursuant to the Amended and Restated 2004 Employee Stock Purchase Plan)	100,000	$4.25 (3)	$425,000	$57.97

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock reported on the NASDAQ Capital Market on March 6, 2013.

(3)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low sale prices of the Registrant’s Common Stock as reported on the NASDAQ Capital Market on March 6, 2013, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced Plan.

(4)	No payment of registration fee is being made in connection with the filing of this registration statement. Rather, $910.47 of the registration fee for this registration statement is being offset, pursuant to Rule 457(p) under the Securities Act, by the registration fees paid in connection with unsold securities registered by the registrant under Registration Statement No. 333-174844 (initially filed on June 10, 2011).

Explanatory Note

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed for the purpose of registering 1,250,000 additional shares of common stock to be issued pursuant to the annual automatic increase provisions of the Threshold Pharmaceuticals, Inc. 2004 Amended and Restated Equity Incentive Plan and 100,000 additional shares of common stock to be issued pursuant to the annual automatic increase provisions of the Threshold Pharmaceuticals, Inc. Amended and Restated 2004 Employee Stock Purchase Plan, which are the same class as those securities previously registered on effective Forms S-8 filed with the Securities and Exchange Commission on June 30, 2005 (File No. 333-126276), May 31, 2006 (File No. 333-134598), May 21, 2007 (File No. 333-143130), January 15, 2009 (File No. 333-156733), February 11, 2010 (File No. 333-164865), June 2, 2010 (File No. 333-167260), March 24, 2011 (File No. 333-173047) and March 15, 2012 (File No. 333-180149), and the contents of those Registration Statements, as amended, or as modified or superseded pursuant to Rule 412 under the Securities Act, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

See Index to Exhibits

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California, on this 7th day of March, 2013.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Harold E. Selick
Harold E. Selick, Ph.D. Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENT

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold E. Selick and Joel A. Fernandes, his attorneys-in-fact and agents, each acting alone, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold E. Selick	Chief Executive Officer (principal executive officer)	March 7, 2013
Harold E. Selick, Ph.D.

/s/ Joel A. Fernandes	Vice President, Finance and Controller (principal financial and accounting officer)	March 7, 2013
Joel A. Fernandes

/s/ Jeffrey W. Bird	Director	March 7, 2013
Jeffrey W. Bird, M.D., Ph.D.

/s/ Bruce C. Cozadd	Director	March 7, 2013
Bruce C. Cozadd

/s/ David R. Hoffmann	Director	March 7, 2013
David R. Hoffmann

/s/ Wilfred E. Jaeger	Director	March 7, 2013
Wilfred E. Jaeger, M.D.

/s/ George G. C. Parker	Director	March 7, 2013
George G. C. Parker, Ph.D.

/s/ David R. Parkinson	Director	March 7, 2013
David R. Parkinson, M.D.

II-2

Index to Exhibits

The following documents are filed as exhibits to this registration statement:

Item
No.	Description of Item
5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Morrison & Foerster LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See Signature Page)